Exhibit 99.1

China Agritech Renews Sales Contract with Sinochem, China’s Largest Fertilizer Distributor
- US$ 9 million contract for organic liquid compound fertilizer -

BEIJING, CHINA — May 17, 2010 — China Agritech, Inc., (NASDAQ: CAGC) (“China Agritech” or the “Company”), a leading organic compound fertilizer manufacturer and distributor in China, announced today that it has signed a renewal contract with Sinochem for the sale of the Company’s “Green Vitality” organic liquid fertilizers.

Pursuant to the agreement, China Agritech will supply Green Vitality liquid fertilizer worth an estimated value of RMB 61 million (approximately US$9 million). This contract is in effect through April 2011. The Company will continue to supply Sinochem with “Green Vitality” granular fertilizer under another existing contract.

Sinochem is China's largest integrated agricultural company and is China's largest fertilizer corporation with integrated manufacturing, supply and sales. The Company's Green Vitality fertilizer is a premium and versatile line that can improve the yields and quality of a large variety of crops.

Mr. Yu Chang, Chief Executive Officer of China Agritech, commented, "We are pleased to continue our long-term working relationship with Sinochem. This new contract acknowledges the quality of our liquid fertilizers and the value of our organic fertilizer solutions provided to farmers in China. We look forward to leveraging Sinochem's superior brand name and our combined extensive distribution networks to reach new customers and expand market share in China."

About China Agritech, Inc.
China Agritech, Inc. is engaged in the development, manufacture and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 28 provinces of China.

Safe Harbor Statement
This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions, future operating results of the Company, capital expenditures, expansion and growth opportunities, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

For more information, please contact:

    In China:
     Mr. Gareth Tang
     Chief Financial Officer
     China Agritech, Inc.
     Email: gareth@chinaagritech.com

    In the U.S.:
     Mr. Kevin Theiss
     Investor Relations
     Grayling
     Tel:   +1-646-284-9409
     Email: kevin.theiss@grayling.com